Exhibit 10.32

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into between CLARIOS INTERNATIONAL, INC. (the “Company”) and TONY MOORE (the “Employee”). The Company and the Employee are sometimes referred to herein individually as a “Party;” together as the “Parties.”

WHEREAS, the Employee notified the Company that he intended to resign his employment effective March 11, 2022 (the “Resignation Date”);

WHEREAS, the Employee thereafter stated his desire to remain employed for a limited period of time following the Resignation Date; and

WHEREAS, the Parties wish to enter into this Agreement to set forth the terms of Employee’s separation and resolve with finality any and all claims Employee may have against the Company including, without limitation, claims related to or arising from Employee’s employment with the Company and the separation of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and benefits herein, the Parties agrees as follows:

1. Transition Benefits. If Employee signs this Agreement and does not revoke his acceptance within the Revocation Period (defined in Paragraph 11 below), the Company will provide Employee with the following:

A. The Company will continue Employee’s employment until the end of business on April 30, 2022 (the “Separation Date”), at which point Employee’s employment with the Company will end without any further notice. The period between the date Employee signs this Agreement and the Separation Date is referred to herein as the “Transition Period.”

B. During the Transition Period, the following circumstances will apply:

i. Employee will continue to serve in his current role and perform all of his regular job duties and responsibilities effectively and in good faith through February 28, 2022;

ii. From March 1, 2022 through the Separation Date, Employee will move to a consulting role with the Company during which time he will perform the following duties: (a) assist in the smooth and orderly transition of his responsibilities; (b) provide support to his replacement as needed, including participating in any reasonable requests for site and customer visits; and (c) perform other assignments as assigned by the Company. During the period beginning March 1, 2022 through the Separation Date, the Employee will perform the tasks noted herein in good faith and to the best of his ability. The Parties acknowledge that the expected time commitment from Employee will, on average, be less than full time; and

iii. Employee will continue to earn his regular base salary, less applicable payroll deductions, payable in accordance with the Company’s normal payroll practices and schedule, along with his current benefits, subject to the terms of the applicable plan documents or policies.

C. If Employee is covered by the Company’s group health insurance plan (including medical, dental, and vision coverages) on the Separation Date, and Employee timely elects COBRA coverage, the Company will pay the normal employer’s share of health insurance costs toward such COBRA coverage until the earlier of: (i) the eighteen (18) months following the Separation Date; (ii) the date the Employee becomes covered under another employer’s health plan; or (iii) the expiration of the maximum COBRA coverage period for which the Employee is eligible under applicable law. Employee shall be responsible for paying the difference between the Company’s share and the total cost of COBRA coverage during such period of Company subsidized COBRA coverage pursuant to the mandates of COBRA. Within ten (10) days of Employee obtaining eligibility for other health insurance coverage, Employee agrees to inform the Company of such fact in writing.

2. Release. Employee, on behalf of himself and his heirs, successors, and assigns, releases the Company and its parents, subsidiaries, affiliates, and related entities, and each of their respective past, present, and future officers, directors, trustees, principals, stockholders, managers, members, partners, agents, employees, contractors, attorneys, insurers, successors and assigns (collectively, the “Released Parties”), from any claims arising on or before the date Employee signs this Agreement. This release includes, but is not limited to, any claims related in any way to Employee’s employment with the Company, the termination of Employee’s employment with the Company, and wages and other remuneration. This release includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by Employee, and includes, but is not limited to, all matters in law, equity, contract, tort, or pursuant to statute, including damages, attorneys’ fees, costs, and expenses.

Because Employee is age 40 or older, Employee’s acceptance of this Agreement will release any and all claims under the federal Age Discrimination in Employment Act. This release also includes, without limitation, claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, the Wisconsin Fair Employment Act, the Wisconsin Family Medical Leave Act, the Wisconsin Wage Payment and Collection Laws, all as amended, or any other federal, state, or local law, statute, or ordinance affecting Employee’s employment with or termination from the Company. Employee agrees not to construe these references to specific claims as in any way limiting the general and comprehensive nature of the release of claims Employee is providing under this Paragraph.

However, this release does not apply to or affect claims for benefits under applicable unemployment insurance or worker’s compensation laws, any claim that may arise after the date Employee signs this Agreement, or any claim that controlling law clearly states may not be released, including by settlement.

This release will not restrict or limit Employee’s right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission) or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however, this release does prevent Employee from making any personal recovery against the Company or any of the other Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against the Company and/or any of the other Released Parties.

3. Return of Property. On or before the Separation Date, Employee will return to the Company all of its property and all of the property of the other Released Parties which Employee possesses or over which Employee has direct or indirect control, including, but not limited to, all monies, records, files, credit cards, keys, cellular telephones, iPhones, iPads, customer lists and information, and electronically encoded information such as computer drives, etc., all passwords and/or access codes to such property and all copies of such property.

4. Confidentiality of Agreement. Employee agrees not to disclose, directly or indirectly, the terms of this Agreement to any third party. Notwithstanding the foregoing, the Employee may disclose the terms of this Agreement, following Employee’s obtaining a promise of confidentiality for the benefit of the Company, to Employee’s attorney, tax preparer, or spouse, after such of these individuals have made such a promise of confidentiality in writing. The Employee may disclose this Agreement as necessary to seek judicial or other legal relief to enforce the terms of this Agreement or if required as a result of judicial process compelling disclosure or as otherwise required by law.

5. Non-Disparagement. Employee agrees not to engage in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize, or otherwise impair the reputation of the Company or any of the other Released Parties. Nothing contained in this Paragraph 5 will preclude Employee from providing truthful information pursuant to subpoena or other legal process.

6. Confidential Information. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Employee agrees that with respect to the Company’s Trade Secrets and Confidential Information (each defined below), to the following:

A. Employee will not at any time directly or indirectly use or disclose any Trade Secret of the Company. The term “Trade Secret” has that meaning set forth under applicable law.

B. For a period of twenty-four (24) months following the Separation Date, Employee will not directly or indirectly use or disclose any Confidential Information of the Company. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by their customers that is not known generally to the public or the Company’s competitors. Confidential Information includes, but is not limited to: (i) inventions; product formulations and specifications; information about products under development; research, development or business plans; production processes; manufacturing techniques;

equipment design; test results; financial information; customer lists; information about orders from and transactions with customers; sales, acquisition and marketing strategies and plans; pricing strategies; information relating to sources of materials and production costs; personnel information; and business records; (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company is obligated to keep confidential.

C. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” do not include, and the obligations set forth in this Agreement do not apply to, any information which: (i) can be demonstrated by Employee to have been known by Employee prior to Employee’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission by Employee; (iii) is obtained by Employee in good faith from a third party who discloses such information to Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Employee outside the scope of Employee’s employment with the Company without use of Confidential Information or Trade Secrets.

D. Nothing in this Agreement shall prevent Employee, after the Separation Date, from using general skills and knowledge gained while Employee was employed by the Company.

E. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Employee is hereby notified that if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s Trade Secrets to Employee’s attorney and use the Trade Secret information in that court proceeding, provided that Employee files any document containing the Trade Secret under seal so that it is not disclosed to the public and does not disclose the Trade Secret, except pursuant to court order.

7. Non-Competition. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Employee agrees that during the Transition Period and for the twelve (12) month period following the Separation Date, Employee shall not, directly or indirectly, provide Restricted Services to any Competitor in the Territory.

A. The term “Restricted Services” means employment duties and functions of the type provided by Employee to the Company during the twenty-four (24) month period immediately prior to the Separation Date.

B. The term “Competitor” means any individual or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company including but not limited to any business or company engaged in the business of energy storage solutions, battery manufacturing, battery and energy storage solutions distribution, and battery technologies; or (ii) designs, develops, produces, distributes, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced, distributed, or offered for sale or sold by any of the Company’s businesses within the twenty-four (24) month period immediately prior to the Separation Date.

C. The term “Territory” means a region (i) where Employee had substantial responsibilities during the twenty-four (24) month period preceding the Separation Date; and (ii) for which Employee (A) was materially involved in during the twenty-four (24) month period preceding the Separation Date, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding the Separation Date.

D. The Company reserves the right, at its sole discretion, to waive the application of this provision in writing.

8. Non-Solicitation of Restricted Customers. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Employee agrees that for the twenty-four (24) month period following the Separation Date, Employee will not directly or indirectly solicit any Restricted Customer for the sale of products or services of the type marketed, sold or provided by the Company to the Restricted Customer during the twenty-four (24) month period immediately prior to the Separation Date. The term “Restricted Customer” means any individual or entity (i) for whom/which the Company sold or provided products or services and (ii) with whom/which Employee had contact on behalf of the Company, or about whom/which Employee acquired nonpublic or proprietary information as a result of Employee’s employment by the Company , in the case of both (i) and (ii), above, during the twenty-four (24) month period immediately prior to the Separation Date.

9. Non-Solicitation of Prospective Customers. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Employee agrees that for the twenty-four (24) month period following the Separation Date, Employee shall not directly or indirectly market, sell or provide, or attempt to market, sell or provide, to any Prospective Customer any products or services of the type marketed, sold or provided by the Company to the Prospective Customer during the twelve (12) month period immediately prior to the end of the Separation Date. The term “Prospective Customer” means any individual or entity (i) for whom/which the Company has made a proposal to provide goods or services and (ii) with whom/which Employee had contact on behalf of the Company, or about whom/which Employee acquired non-public or proprietary information as a result of Employee’s employment with the Company, in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the Separation Date.

10. Non-Solicitation of Restricted Persons. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Employee agrees that for the twenty-four (24) month period following the Separation Date, Employee shall not directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company. The term “Restricted Person” means an individual who (i) at the time of the solicitation is (a) an employee of the Company and (b) an employee of the Company who has special skills or knowledge important to the Company or has skills that are difficult for the Company to replace; and (ii) is an employee with whom Employee had a working relationship or about whom Employee acquired or possessed specialized knowledge in connection with Employee’s employment with the Company, during the twenty-four (24) month period immediately prior to the Separation Date.

11. Acceptance and Revocation. The Company wishes to ensure that Employee voluntarily agrees to the terms contained in this Agreement and does so only after Employee fully understands them. Accordingly, the following procedures shall apply:

A. Employee acknowledges and agrees that he has been given twenty-one (21) calendar days to consider whether to sign this Agreement. Employee further acknowledges and agrees that he has read this Agreement and understand its contents. Employee may agree to the terms of this Agreement by signing and dating it, and returning the signed and dated Agreement to Claudio Morfe, V.P., General Counsel & Corporate Secretary, at Florist Tower, 5757 N. Green Bay Avenue, Milwaukee, WI 53209 or via email at Claudio.morfe@clarios.com, on or before 5:00 p.m. Central Time on the 22nd calendar day following Employee’s receipt of this Agreement;

B. Employee is hereby advised in writing by the Company to consult with an attorney before signing this Agreement, and Employee acknowledges that he has done so or had the opportunity to do so;

C. Employee understands that this Agreement, at Paragraph 2, above, includes a final general release, including a release of all claims under the Age Discrimination in Employment Act;

D. Employee understands that he has seven (7) calendar days after signing this Agreement within which to revoke his acceptance of it (the “Revocation Period”). Such revocation will not be effective unless written notice of the revocation is received by Claudio Morfe, V.P., General Counsel & Corporate Secretary, at Florist Tower, 5757 N. Green Bay Avenue, Milwaukee, WI 53209 or via email at Claudio.morfe@clarios.com, on or before 5:00 p.m. Central Time on the first day following the end of the Revocation Period; and

E. This Agreement will not be binding or enforceable unless Employee has signed and delivered it as provided in Paragraph 11 (A), above, and has not timely exercised his revocation rights, as described in Paragraph 11(D), above. If Employee gives timely notice of his revocation of this Agreement, it will become null and void, and all rights and claims of the Parties which would have existed, but for the acceptance of this Agreement’s terms, will be restored.

12. Long Term Incentive Plan. Employee will be entitled to retain any Option Units which vested prior to the Separation Date pursuant to the Clarios International LP Executive Long Term Incentive Plan (“ELTIP”) and Employee’s entitlement to and payment of any benefits under the ELTIP will be governed by the terms of that plan.

13. Entire Agreement. This Agreement constitutes the complete understanding between the Parties concerning all matters affecting Employee’s employment with the Company and the termination thereof. If Employee accepts this Agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Company personnel documents, handbooks, policies, and any prior customs or practices of the Company. This Agreement, however, shall not replace or supersede any other agreement which exists between the Company and Employee which in any way restricts Employee’s postemployment activities.

14. Employee’s Breach. In the event that Employee breaches any provision of this Agreement, Employee agrees that the Company may: (A) cease its further performance under this Agreement (including, without limitation, stopping all payments set forth in Paragraph 1 of this Agreement, Employee having forfeited his right to further payments upon breach); (B) recover any damages suffered as a result of such breach; and (C) recover from Employee any reasonable attorneys’ fees and costs it incurs as a result of Employee’s breach and/or in enforcing this Agreement. In addition, Employee agrees that the Company may seek injunctive or other equitable relief as a result of a breach by Employee of any provision of this Agreement. In no case, however, will the release provided in Paragraph 2, above, be revoked or terminated if Employee accepts this Agreement as provided in Paragraph 11(A), above, and do not exercise his revocation rights before the Revocation Period described in Paragraph 11(D), above, expires.

15. Assignment. This Agreement is personal to Employee, and Employee may not assign or delegate any of Employee’s rights or obligations hereunder. The Company has the unrestricted right to assign this Agreement and all of the Company’s rights and obligations under this Agreement without Employee’s consent and without any additional consideration being owed to Employee, and following such assignment this Agreement will be binding and inure to the benefit of any successor or assign of the Company. Upon assignment of this Agreement, all references to the Company will also refer to the person or entity to whom/which this Agreement is assigned.

16. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement will remain fully valid and enforceable to the maximum extent consistent with applicable law.

17. Governing Law. This Agreement and its interpretation will be governed by and construed in accordance with the laws of the State of Wisconsin.

18. Amendment; Waiver. This Agreement will not be amended or modified except by a written instrument signed by each of the Parties hereto. The waiver by either Party of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by either Party.

19. Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, and all counterparts so executed will constitute one agreement binding on all of the Parties hereto, notwithstanding that all of the Parties may not be a signatory to the same counterpart. This Agreement may be executed and delivered in any electronic format and such signatures will be binding and deemed original for purposes of enforcing this Agreement.

EMPLOYEE

/s/ Tony Moore
Tony Moore

2-28-22
Date Received

3-1-22
Date Signed

COMPANY Clarios International, Inc.

/s/ Claudio Morfe
Claudio Morfe Vice President, General Counsel & Corporate Secretary February 25, 2022